Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Medicis 2006 Incentive Award Plan of our report dated March 10, 2006, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation and subsidiaries included in its Annual Report (Form 10-KT) for the transition period beginning July 1, 2005 and ending December 31, 2005, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, filed with the Securities Exchange Commission.
/s/ ERNST & YOUNG LLP
Phoenix, Arizona
July 10, 2006